Filed Pursuant to Rule 433

Registration Statement No. 333-265886

Final Term Sheet for the Notes

The Korea Development Bank

Final Term Sheet for US$1,000,000,000 4.375% Notes due 2028 (the “2028 Notes”)

February 8, 2023

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$1,000,000,000

Maturity date	February 15, 2028

Settlement date	On or about February 15, 2023, which will be the 5th business day following the date of this final term sheet. If you wish to trade the 2028 Notes on any day prior to the second business day from the settlement, because the 2028 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	4.375% per annum (payable semi-annually)

Interest payment dates	February 15 and August 15 of each year, commencing on August 15, 2023 and with interest accruing from February 15, 2023. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.769%

Gross proceeds	US$997,690,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$994,690,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2028 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630DW5

ISIN	US500630DW55

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	Australia and New Zealand Banking Group Limited, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, KB Securities Co., Ltd., KDB Asia Limited, MUFG Securities EMEA plc, Nomura Singapore Limited, Société Générale and Standard Chartered Bank

UK MiFIR (Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) professionals / ECPs (eligible counterparties and professional clients) only – Manufacturer target market (UK MiFIR product governance) is ECPs only (all distribution channels).

This Final Term Sheet should be read in conjunction with the prospectus dated August 16, 2022, as supplemented by the preliminary prospectus supplement dated February 8, 2023 (the “Preliminary Prospectus”), relating to the 2028 Notes. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus. All references to the “Notes” herein are to the 2028 Notes.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1 212 816 7912.

The most recent prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/869318/000119312523027567/d454293d424b5.htm

Hong Kong Securities and Futures Commission Code of Conduct (Paragraph 21 – Bookbuilding and Placing Activities) – In the context of any offering of securities, certain of the Joint Bookrunners and other intermediaries are “capital markets intermediaries” (together, the “CMIs”) subject to Paragraph 21 of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “Code”).

Associated Orders and Proprietary Orders: Prospective investors who are the directors, employees or major shareholders of The Korea Development Bank (the “Issuer”), a CMI or any of its group companies will be considered as having an association with the Issuer, the relevant CMI or the relevant group company. Prospective investors associated with the Issuer or a CMI (including any of its group companies) should specifically disclose whether they have any such association to a CMI and the Joint Bookrunners (and such CMI and the Joint Bookrunners may be required to pass such information to the Issuer and certain other CMIs) when placing an order for such securities and should disclose, at the same time, if such orders may negatively impact the price discovery process in relation to the offering. Prospective investors who do not disclose their associations are deemed not to be so associated. Where prospective investors disclose such associations but do not disclose that such order may negatively impact the price discovery process in relation to the offering, such order is hereby deemed not to negatively impact the price discovery process in relation to the offering. If an investor is an asset management arm affiliated with a CMI, such prospective investor should indicate when placing an order if it is for a fund or portfolio where such CMI or its group company has more than 50% interest, in which case it will be classified as a “proprietary order” and subject to appropriate handling by CMIs in accordance with the Code and should disclose, at the same time, if such “proprietary order” may negatively impact the price discovery process in relation to the offering. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not such a “proprietary order”. If a prospective investor is otherwise affiliated with a CMI, such that its order may be considered to be a “proprietary order” (pursuant to the Code), such prospective investor should indicate to a CMI and the Joint Bookrunners when placing such order. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not such a “proprietary order”. Where prospective investors disclose such information but do not disclose that such “proprietary order” may negatively impact the price discovery process in relation to the offering, such “proprietary order” is hereby deemed not to negatively impact the price discovery process in relation to the offering.

Order Book Transparency: Prospective investors should ensure, and by placing an order prospective investors are deemed to confirm, that orders placed with a CMI are bona fide, are not inflated and do not constitute duplicated orders (i.e. two or more corresponding or identical orders placed via two or more CMIs). In addition, any other CMIs (including Private Banks) submitting orders with the Joint Bookrunners should disclose the identities of all investors when submitting orders with the Joint Bookrunners. When placing an order, Private Banks should disclose, at the same time, if such order is placed other than on a “principal” basis (whereby it is deploying its own balance sheet for onward selling to investors). Private Banks who do not provide such disclosure are hereby deemed to be placing their order on such a “principal” basis. Otherwise, such order may be considered to be an omnibus order (see further below) pursuant to the Code. Private Banks should be aware that placing an order on a “principal” basis may require the relevant Joint Bookrunners to apply the “proprietary orders” requirements of the Code to such order and will require the relevant Joint Bookrunners to apply the “rebates” requirements of the Code to such order. In the case of omnibus orders placed with the Joint Bookrunners, CMIs (including Private Banks) should, at the same time, provide underlying investor information (name and unique identification number) in the format and to the relevant recipients indicated to such CMIs (including Private Banks) by the Joint Bookrunners at the relevant time. Failure to provide such information may result in that order being rejected. In sharing such underlying investor information, which may be personal and/or confidential in nature, you (i) should take appropriate steps to safeguard the transmission of such information; (ii) are deemed to have obtained the necessary consents to disclose such information; and (iii) are deemed to have authorised the collection, disclosure, use and transfer of such information by the Joint Bookrunners, other CMIs and/or any other third parties as may be required by the Code. In addition, prospective investors should be aware that certain information may be disclosed by the Joint Bookrunners and other CMIs which is personal and/or confidential in nature to the prospective investor. By placing an order with the Joint Bookrunners, prospective investors are deemed to have authorised the collection, disclosure, use and transfer of such information by the Joint Bookrunners to the Issuer, certain other CMIs, relevant regulators and/or any other third parties as may be required by the Code, it being understood and agreed that such information shall only be used in connection with the offering.

Notification under Section 309B(1)(c) of the Securities and Futures Act 2001 of Singapore (the “SFA”) - the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the 2028 Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

Final Term Sheet for the Notes

The Korea Development Bank

Final Term Sheet for US$1,000,000,000 4.375% Notes due 2033 (the “2033 Notes”)

February 8, 2023

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$1,000,000,000

Maturity date	February 15, 2033

Settlement date	On or about February 15, 2023, which will be the 5th business day following the date of this final term sheet. If you wish to trade the 2033 Notes on any day prior to the second business day from the settlement, because the 2033 Notes will initially settle in T+5, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	4.375% per annum (payable semi-annually)

Interest payment dates	February 15 and August 15 of each year, commencing on August 15, 2023 and with interest accruing from February 15, 2023. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.217%

Gross proceeds	US$992,170,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$989,170,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2033 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630DX3

ISIN	US500630DX39

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	Australia and New Zealand Banking Group Limited, Citigroup Global Markets Inc., J.P. Morgan Securities LLC, KB Securities Co., Ltd., KDB Asia Limited, MUFG Securities EMEA plc, Nomura Singapore Limited, Société Générale and Standard Chartered Bank

UK MiFIR (Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018) professionals / ECPs (eligible counterparties and professional clients) only – Manufacturer target market (UK MiFIR product governance) is ECPs only (all distribution channels).

This Final Term Sheet should be read in conjunction with the prospectus dated August 16, 2022, as supplemented by the preliminary prospectus supplement dated February 8, 2023 (the “Preliminary Prospectus”), relating to the 2033 Notes. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus. All references to the “Notes” herein are to the 2033 Notes.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1 212 816 7912.

The most recent prospectus can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/869318/000119312523027567/d454293d424b5.htm

Hong Kong Securities and Futures Commission Code of Conduct (Paragraph 21 – Bookbuilding and Placing Activities) – In the context of any offering of securities, certain of the Joint Bookrunners and other intermediaries are “capital markets intermediaries” (together, the “CMIs”) subject to Paragraph 21 of the Code of Conduct for Persons Licensed by or Registered with the Securities and Futures Commission (the “Code”).

Associated Orders and Proprietary Orders: Prospective investors who are the directors, employees or major shareholders of The Korea Development Bank (the “Issuer”), a CMI or any of its group companies will be considered as having an association with the Issuer, the relevant CMI or the relevant group company. Prospective investors associated with the Issuer or a CMI (including any of its group companies) should specifically disclose whether they have any such association to a CMI and the Joint Bookrunners (and such CMI and the Joint Bookrunners may be required to pass such information to the Issuer and certain other CMIs) when placing an order for such securities and should disclose, at the same time, if such orders may negatively impact the price discovery process in relation to the offering. Prospective investors who do not disclose their associations are deemed not to be so associated. Where prospective investors disclose such associations but do not disclose that such order may negatively impact the price discovery process in relation to the offering, such order is hereby deemed not to negatively impact the price discovery process in relation to the offering. If an investor is an asset management arm affiliated with a CMI, such prospective investor should indicate when placing an order if it is for a fund or portfolio where such CMI or its group company has more than 50% interest, in which case it will be classified as a “proprietary order” and subject to appropriate handling by CMIs in accordance with the Code and should disclose, at the same time, if such “proprietary order” may negatively impact the price discovery process in relation to the offering. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not such a “proprietary order”. If a prospective investor is otherwise affiliated with a CMI, such that its order may be considered to be a “proprietary order” (pursuant to the Code), such prospective investor should indicate to a CMI and the Joint Bookrunners when placing such order. Prospective investors who do not indicate this information when placing an order are hereby deemed to confirm that their order is not such a “proprietary order”. Where prospective investors disclose such information but do not disclose that such “proprietary order” may negatively impact the price discovery process in relation to the offering, such “proprietary order” is hereby deemed not to negatively impact the price discovery process in relation to the offering.

Order Book Transparency: Prospective investors should ensure, and by placing an order prospective investors are deemed to confirm, that orders placed with a CMI are bona fide, are not inflated and do not constitute duplicated orders (i.e. two or more corresponding or identical orders placed via two or more CMIs). In addition, any other CMIs (including Private Banks) submitting orders with the Joint Bookrunners should disclose the identities of all investors when submitting orders with the Joint Bookrunners. When placing an order, Private Banks should disclose, at the same time, if such order is placed other than on a “principal” basis (whereby it is deploying its own balance sheet for onward selling to investors). Private Banks who do not provide such disclosure are hereby deemed to be placing their order on such a “principal” basis. Otherwise, such order may be considered to be an omnibus order (see further below) pursuant to the Code. Private Banks should be aware that placing an order on a “principal” basis may require the relevant Joint Bookrunners to apply the “proprietary orders” requirements of the Code to such order and will require the relevant Joint Bookrunners to apply the “rebates” requirements of the Code to such order. In the case of omnibus orders placed with the Joint Bookrunners, CMIs (including Private Banks) should, at the same time, provide underlying investor information (name and unique identification number) in the format and to the relevant recipients indicated to such CMIs (including Private Banks) by the Joint Bookrunners at the relevant time. Failure to provide such information may result in that order being rejected. In sharing such underlying investor information, which may be personal and/or confidential in nature, you (i) should take appropriate steps to safeguard the transmission of such information; (ii) are deemed to have obtained the necessary consents to disclose such information; and (iii) are deemed to have authorised the collection, disclosure, use and transfer of such information by the Joint Bookrunners, other CMIs and/or any other third parties as may be required by the Code. In addition, prospective investors should be aware that certain information may be disclosed by the Joint Bookrunners and other CMIs which is personal and/or confidential in nature to the prospective investor. By placing an order with the Joint Bookrunners, prospective investors are deemed to have authorised the collection, disclosure, use and transfer of such information by the Joint Bookrunners to the Issuer, certain other CMIs, relevant regulators and/or any other third parties as may be required by the Code, it being understood and agreed that such information shall only be used in connection with the offering.

Notification under Section 309B(1)(c) of the Securities and Futures Act 2001 of Singapore (the “SFA”) - the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the 2033 Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.